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                    August 30, 2021

       Tan Tran
       Chief Executive Officer
       Vemanti Group, Inc.
       7545 Irvine Center Dr., Ste 200
       Irvine, CA 92618

                                                        Re: Vemanti Group, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 9, 2021
                                                            File No. 000-56266

       Dear Mr. Tran:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Cassi Olson